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EXHIBIT 23(b)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of The Allstate Corporation on Form S-8 of our report dated February 4, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for stock-based compensation, embedded derivatives in modified coinsurance agreements, and variable interest entities in 2003 and a change in accounting for goodwill and other intangible assets in 2002), appearing in and incorporated by reference in the Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP Chicago, Illinois November 9, 2004

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM